ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

We are aware that our report dated August 3, 2007 on our review of the interim financial statements of I-trax, Inc. and Subsidiaries as of June 30, 2007 and for the three-month and six-month periods ended June 30, 2007 and 2006 and included in Form 10-Q for the quarter ended June 30, 2007 is incorporated by reference in the Company’s Registration Statements on Form S-3 (No. 333-110891 and 333-114604)  and on Form S-8 (No. 333-125685).  Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 9, 2007